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EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 1996 Incentive Stock Plan, the 1998 Employee Stock Purchase Plan, the 1998 Director Option Plan, the 1999 Nonstatutory Stock Option Plan of Abgenix, Inc. and the Canadian Employee Stock Purchase Plan, and the Registration Statements on Form S-3 (Nos. 333-89374 and 333-112285) and in the related Prospectuses, of our report dated February 3, 2004 (except the fourth sentence of the first paragraph of Note 9, as to which the date is February 19, 2004), with respect to the consolidated financial statements of Abgenix, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

                      /s/ Ernst & Young LLP

Palo Alto, California
March 8, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS